Exhibit 10.27

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT

FOR

CC VIII, LLC
A DELAWARE LIMITED LIABILITY COMPANY

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH MEMBERSHIP INTERESTS MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS, IN THE OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, SUCH QUALIFICATION AND REGISTRATION IS NOT REQUIRED. ANY TRANSFER OF THE MEMBERSHIP INTERESTS REPRESENTED BY THIS AGREEMENT IS FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS, AND CONDITIONS WHICH ARE SET FORTH HEREIN.

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
FOR
CC VIII, LLC
A DELAWARE LIMITED LIABILITY COMPANY

     This Amended and Restated Limited Liability Company Agreement for CC VIII, LLC, a Delaware limited liability company (“Company”), is made and entered into effective as of March 31, 2003 (“Effective Date”), by and among the persons and entities listed on Schedule A attached hereto, with reference to the following facts:

     A.     A Certificate of Formation of the Company was filed with the Delaware Secretary of State on August 6, 1999. The Company has been heretofore operated pursuant to the Limited Liability Company Agreement entered into and made effective as of February 14, 2000 (the “Operative Date”) by Charter Communications Holdings, LLC, a Delaware limited liability company (“Charter Holdings”), TCI Bresnan LLC, a Delaware limited liability company (“TCI Bresnan”), and TCID of Michigan, Inc., a Nevada corporation (“TCID”), as amended and restated by that certain Amended and Restated Limited Liability Company Agreement (the “Existing LLC Agreement”) entered into and made effective as of January 1, 2002 by CCV Holdings, LLC, a Delaware limited liability company (“CCV”), TCI Bresnan, and TCID.

     B.     On the Operative Date, in connection with the closing of the transactions contemplated by that certain Purchase and Contribution Agreement dated as of June 29, 1999, by and among BCI (USA), LLC, William J. Bresnan, Blackstone BC Capital Partners, L.P., Blackstone BC Offshore Capital Partners, L.P., Blackstone Family Investment Partnership III L.P., TCI Bresnan, TCID, and Charter Communications Holding Company, LLC (“Charter HoldCo”), as amended (the “Bresnan Purchase Agreement”), each of (i) Charter Holdings; (ii) TCI Bresnan; and (iii) TCID contributed its entire partnership interest in Bresnan Communications Company Limited Partnership, a Michigan limited partnership (“Bresnan Communications”) to the capital of the Company, and, in connection therewith, the Company admitted them as Members of the Company.

     C.     On December 22, 2000, pursuant to (i) that certain Contribution and Assignment Agreement by and between Charter Holdings and CCV and (ii) that certain Joinder Agreement executed by CCV, Charter Holdings transferred its entire limited liability company interest in the Company to CCV, and CCV became a Member of the Company.

     D.     On January 2, 2001, pursuant to that certain Multi-Party Contribution and Assignment Agreement by and among Charter Holdings, CCV, the Company, and certain subsidiaries of the Company, CCV contributed certain assets to the capital of the Company.

     E.     On June 1, 2001, pursuant to the terms of the Bresnan Purchase Agreement, TCI Bresnan and TCID received certain additional Class A Preferred Units effective as of the Operative Date.

     F.     On August 31, 2001, pursuant to that certain Multi-Party Assignment and Contribution Agreement by and among Charter HoldCo, Charter Holdings, CCV, the

Company, and certain subsidiaries of the Company, CCV contributed certain assets to the capital of the Company.

     G.     TCI Bresnan and TCID have exercised the option pursuant to the Put Agreement entered into as of the Operative Date, by and among TCI Bresnan, TCID, and Paul G. Allen (the “Put”), and upon the closing of the Put, Paul G. Allen or his affiliates will succeed to certain interests of TCI Bresnan and TCID in the Company as provided herein. CCV now wishes to amend and restate in its entirety the Existing LLC Agreement pursuant to Section 10.11 of the Existing LLC Agreement, to clarify the rights and responsibilities and to govern the relationships of the Members in light of such expected Transfer pursuant to the closing of the Put. On behalf of the Members, CCV adopts and approves this Agreement, as the limited liability company agreement for the Company.

     NOW, THEREFORE, the Existing LLC Agreement is hereby amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS

     When used in this Agreement, unless the context otherwise requires, the following terms shall have the meanings set forth below (all terms used in this Agreement that are not defined in this Article I shall have the meanings set forth elsewhere in this Agreement):

     1.1 “Act” means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq., as the same may be amended from time to time.

     1.2 “Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

          1.2.1 Credit to such Capital Account any amounts that such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5);

          1.2.2 Credit to such Capital Account the amount of the deductions and losses referable to any outstanding recourse liabilities of the Company owed to or guaranteed by such Member (or a related person within the meaning of Regulations Section 1.752-4(b)) to the extent that no other Member bears any economic risk of loss and the amount of the deductions and losses referable to such Member’s share (determined in accordance with the Member’s Percentage Interest) of outstanding recourse liabilities owed by the Company to non-Members to the extent that no Member bears any economic risk of loss; and

          1.2.3 Debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6).

          The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

     1.3 “Adjusted Priority Capital” means, with respect to any Member as of any date, the amount, if any, of such Member’s Initial Priority Capital, reduced by the aggregate amount distributed to such Member by the Company pursuant to Section 9.5(b). In the event any Member transfers all or any portion of such Member’s Membership Interest in accordance with the terms of this Agreement, such Member’s transferee shall succeed to the Adjusted Priority Capital of the transferor to the extent it relates to the transferred portion of such Member’s Membership Interest; provided, however, that upon the Transfer of Class A Preferred Units pursuant to the CCI Exchange Agreement, such Adjusted Priority Capital shall thereafter be deemed to be zero and shall not be succeeded to by the transferee.

     1.4 “Affiliate” of any Person shall mean any other Person that, directly or indirectly, controls, is under common control with or is controlled by that Person. For purposes of this definition, “control” (including, with its correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.

     1.5 “Agreement” means this Amended and Restated Limited Liability Company Agreement, as originally executed and as amended and/or restated from time to time.

     1.6 “Approval of the Members” means (i) prior to the Put Closing Date, the affirmative vote, approval or consent of the Member(s) holding more than fifty percent (50%) of the Class B Units and (ii) on or after the Put Closing Date, the affirmative vote, approval or consent of the Member(s) holding more than fifty percent (50%) of all Units.

     1.7 “Available Cash” means all cash and cash equivalents of the Company on hand from time to time (including without limitation bank and deposit accounts and short-term cash investments), excluding any portion thereof, as determined by the Manager in its sole discretion, necessary or advisable to pay expenses or liabilities or establish reserves, for purposes of operating, developing, maintaining, or otherwise providing for the Company and its business and affairs.

     1.8 “Basis” means the adjusted basis of an asset for federal income tax purposes.

     1.9 “Board” has the meaning set forth in Section 5.2.1 of this Agreement.

     1.10 “Bresnan Communications” has the meaning set forth in the recitals to this Agreement.

     1.11 “Bresnan Purchase Agreement” has the meaning set forth in the recitals to this Agreement.

     1.12 “Cable Transmission Business” has the meaning set forth in Section 2.5 of this Agreement.

     1.13 “Capital Account” means with respect to any Member the capital account that the Company establishes and maintains for such Member pursuant to Section 3.3 herein.

     1.14 “Capital Contribution” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Company with respect to the interest in the Company held by such Person. The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Company by the maker of the note (or a Person related to the maker of the note within the meaning of Regulations Section 1.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Person until the Company makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulations Section 1.704-1(b)(2)(iv)(d)(2).

     1.15 “CCI” means Charter Communications, Inc., a Delaware corporation.

     1.16 “CCI Exchange Agreement” means the Exchange Agreement dated as of the Operative Date, by and among CCI, TCI Bresnan, TCID, and certain other Persons, pursuant to which TCI Bresnan and TCID may exchange their Class A Preferred Units for common stock of CCI.

     1.17 “CCV” has the meaning set forth in the recitals to this Agreement.

     1.18 “Certificate” means the Certificate of Formation of the Company originally filed with the Delaware Secretary of State, as amended and/or restated from time to time.

     1.19 “Charter HoldCo” has the meaning set forth in the recitals to this Agreement.

     1.20 “Charter HoldCo Class C Common Member” means any member of Charter HoldCo holding and to the extent that it holds Charter HoldCo Class C Common Units.

     1.21 “Charter HoldCo Class C Common Units” means the membership units of Charter HoldCo denominated “Class C Common.”

     1.22 “Charter HoldCo LLC Agreement” means that certain limited liability company agreement of Charter HoldCo, as constituted as of the Operative Date.

     1.23 “Charter Holdings” has the meaning set forth in the recitals to this Agreement.

     1.24 “Class A Member” means any Member holding and to the extent it holds Class A Preferred Units.

     1.25 “Class A Preferred Units” means any Unit denominated “Class A Preferred.”

     1.26 “Class B Member” means any Member holding and to the extent it holds Class B Units.

     1.27 “Class B Units” means any Unit denominated “Class B.”

     1.28 “Code” means the Internal Revenue Code of 1986, as amended from time to time, the provisions of succeeding law, and to the extent applicable, the Regulations.

     1.29 “Company” has the meaning set forth in the recitals to this Agreement.

     1.30 “Company Minimum Gain” has the meaning ascribed to the term “Partnership Minimum Gain” in Regulations Section 1.704-2(d).

     1.31 “Depreciation” means, for each Fiscal Year, an amount equal to the federal income tax depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its Basis at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning Basis; provided, however, that if the Basis of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Manager.

     1.32 “Effective Date” has the meaning set forth in the recitals to this Agreement.

     1.33 “Fiscal Year” means the Company’s fiscal year, which shall be the calendar year, or any portion of such period for which the Company is required to allocate Net Profits, Net Losses, or other items of Company income, gain, loss, or deduction pursuant hereto.

     1.34 “Gross Asset Value” means, with respect to any asset, the asset’s Basis, except as follows:

          1.34.1 The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the contributing Person and the Manager;

          1.34.2 The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by the Manager, as of the following times: (a) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) the distribution by the Company to a Member of more than a de minimis amount of Property as consideration for an interest in the Company; and (c) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (a) and (b) above shall be made only if the Manager reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.

          1.34.3 The Gross Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the distributee and the Manager; and

          1.34.4 The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the Basis of such assets pursuant to Code Section

734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m) and Section 1.44.6 hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this Section 1.34.4 to the extent the Manager determines that an adjustment pursuant to Section 1.34.2 hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Section 1.34.4.

          If the Gross Asset Value of an asset has been determined or adjusted pursuant to Section 1.34.1, Section 1.34.2, or Section 1.34.4 hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses

     1.35 “Initial Members” means Charter Holdings, TCI Bresnan, and TCID.

     1.36 “Initial Priority Capital” means, with respect to each Member, the amount, if any, set forth opposite such Member’s name on Schedule A.

     1.37 “Intercompany Indebtedness” has the meaning set forth in Section 5.3.15.

     1.38 “Manager” means one or more managers who are designated from time to time as provided in Section 5.1.1.

     1.39 “Member” means each Person who (a) is an Initial Member, has been admitted to the Company as a Member in accordance with this Agreement, or is an assignee who has become a Member in accordance with Article VII, and (b) has not retired, resigned, withdrawn, been expelled or removed, or, if other than an individual, dissolved.

     1.40 “Member Nonrecourse Debt” has the meaning ascribed to the term “Partner Nonrecourse Debt” in Regulations Section 1.704-2(b)(4).

     1.41 “Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

     1.42 “Member Nonrecourse Deductions” means items of Company loss, deduction, or Code Section 705(a)(2)(B) expenditures that are attributable to Member Nonrecourse Debt or to other liabilities of the Company owed to or guaranteed by a Member (or a related person within the meaning of Regulations Section 1.752-4(b)) to the extent that no other Member bears the economic risk of loss.

     1.43 “Membership Interest” means a Member’s entire interest in the Company including the Member’s right to share in income, gains, losses, deductions, credits, or similar items of, and to receive distributions from, the Company pursuant to this Agreement and the Act, the right to vote or participate in the management of the Company to the extent herein provided or as specifically required by the Act, and the right to receive information concerning the business and affairs of the Company.

     1.44 “Net Profits” and “Net Losses” mean, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

          1.44.1 Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be added to such taxable income or loss;

          1.44.2 Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Profits or Net Losses pursuant to this definition shall be subtracted from such taxable income or loss;

          1.44.3 In the event the Gross Asset Value of any Company asset is adjusted as a result of the application of Regulations Section 1.704-1(b)(2)(iv)(e) or Regulations Section 1.704-1(b)(2)(iv)(f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Net Profits or Net Losses;

          1.44.4 Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the Basis of such Property differs from its Gross Asset Value;

          1.44.5 In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation in accordance with Section 1.31 hereof;

          1.44.6 To the extent an adjustment to the Basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Basis of the asset) or loss (if the adjustment decreases the Basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits or Net Losses; and

          1.44.7 Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 6.3 or 6.4 hereof shall not be taken into account in computing Net Profits or Net Losses (the amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to any provision of this Agreement shall be determined by applying rules analogous to those set forth in Sections 1.44.1 through 1.44.6 above).

The foregoing definition of Net Profits and Net Losses is intended to comply with the provisions of Regulations Section 1.704-1(b) and shall be interpreted consistently therewith. In the event the Manager determines that it is prudent to modify the manner in which Net

Profits and Net Losses are computed in order to comply with such Regulations, the Manager may make such modification.

     1.45 “Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1).

     1.46 “Nonrecourse Liability” has the meaning set forth in Regulations Section 1.704-2(b)(3).

     1.47 “One-for-One Conditions” has the meaning set forth in Section 3.6.3.

     1.48 “Operative Date” has the meaning set forth in the recitals to this Agreement.

     1.49 “Percentage Interest” means, (i) prior to the Put Closing Date, with respect to each Member holding Class B Units, the percentage equal to the number of Class B Units held by such Member divided by the total number of Class B Units held by all Members, and (ii) on or after the Put Closing Date, with respect to each Member, the percentage equal to the number of Units held by such Member divided by the total number of Units held by all Members.

     1.50 “Person” means any individual, general partnership, limited partnership, limited liability company, limited liability partnership, corporation, trust, estate, real estate investment trust, association, or other entity.

     1.51 “Post-Year 2005 Allocations” has the meaning set forth in Section 6.4.1 of this Agreement.

     1.52 “Priority Rate” means, with respect to any period for which Priority Return is being determined, two percent (2%) per annum.

     1.53 “Priority Return” means, with respect to each Member having Adjusted Priority Capital, an amount determined by applying the Priority Rate to the average daily balance of such Member’s Adjusted Priority Capital from time to time during the period to which the Priority Return relates, determined on the basis of a year of 365 or 366 days, as the case may be, for the actual number of days in the period for which the Priority Return is being determined. Priority Return shall commence as of the Operative Date and shall be cumulative but not compounded.

     1.54 “Property” means all real and personal property acquired by the Company and any improvements thereto, and shall include both tangible and intangible property.

     1.55 “Put” has the meaning set forth in the recitals to this Agreement.

     1.56 “Put Closing Date” means the date of the Transfer of Class A Preferred Units by TCI Bresnan and/or TCID (i) to Paul G. Allen and/or any of his Affiliates pursuant to the Put or otherwise, or (ii) to CCI, in exchange for common stock of CCI, pursuant to the CCI Exchange Agreement.

     1.57 “Regulations” means the regulations currently in force from time to time as final or temporary that have been issued by the U.S. Department of the Treasury pursuant to its authority under the Code. If a word or phrase is defined in this Agreement by cross-referencing the Regulations, then to the extent the context of this Agreement and the Regulations require, the term “Member” shall be substituted in the Regulations for the term “partner”, the term “Company” shall be substituted in the Regulations for the term “partnership”, and other similar conforming changes shall be deemed to have been made for purposes of applying the Regulations.

     1.58 “Regulatory Allocations” has the meaning set forth in Section 6.4.1.

     1.59 “Remedial Method” means the “remedial allocation method” described in Regulations Section 1.704-3(d).

     1.60 “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, joint venture or other business entity of which (i) if a corporation, (x) ten percent (10%) or more of the total voting power of shares of stock entitled to vote in the election of directors thereof or (y) ten percent (10%) or more of the value of the equity interests is at the time owned or controlled, directly or indirectly, by the Person or one or more of its Subsidiaries, or (ii) if a limited liability company, partnership, association or other business entity, ten percent (10%) or more of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by the Person or one or more of its subsidiaries. The Person shall be deemed to have a ten percent (10%) or greater ownership interest in a limited liability company, partnership, association or other business entity if the Person is allocated ten percent (10%) or more of the limited liability company, partnership, association or other business entity gains or losses or shall be or control the Person managing such limited liability company, partnership, association or other business entity.

     1.61 “Target Capital Account” has the meaning set forth in Section 6.4.1 of this Agreement.

     1.62 “Tax Loan” has the meaning set forth in Section 4.7.1.

     1.63 “Tax Loan Amount” has the meaning set forth in Section 4.7.1.

     1.64 “TCI Bresnan” has the meaning set forth in the recitals to this Agreement.

     1.65 “TCID” has the meaning set forth in the recitals to this Agreement.

     1.66 “Tentative Taxable Income” and “Tentative Tax Loss” have the meanings set forth in Section 6.3.8 of this Agreement.

     1.67 “Traditional Method” means the “traditional method” of making Code Section 704(c) allocations described in Regulations Section 1.704-3(b).

     1.68 “Transaction Documents” has the meaning set forth in Section 10.1.

     1.69 “Transfer” means any direct or indirect sale, transfer, assignment, hypothecation, encumbrance or other disposition, whether voluntary or involuntary, whether by gift, bequest or otherwise. In the case of a hypothecation, the Transfer shall be deemed to occur both at the time of the initial pledge and at any pledgee’s sale or a sale by any secured creditor.

     1.70 “Units” means the units of Membership Interests issued by the Company to its Members, which entitle the Members to certain rights as set forth in this Agreement.

ARTICLE II

ORGANIZATIONAL MATTERS

     2.1 Formation. Pursuant to the Act, the Company has been formed as a Delaware limited liability company under the laws of the State of Delaware. The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

     2.2 Name. The name of the Company shall be “CC VIII, LLC.” The business and affairs of the Company may be conducted under that name or, upon compliance with applicable laws, any other name that the Manager may deem appropriate or advisable. The Manager shall file any fictitious name certificates and similar filings, and any amendments thereto, that may be appropriate or advisable.

     2.3 Term. The term of the Company shall commence on the date of the filing of the Certificate with the Delaware Secretary of State and shall continue until the Company is dissolved in accordance with the provisions of this Agreement.

     2.4 Principal Office; Registered Agent. The principal office of the Company shall be as determined by the Manager. The Company shall continuously maintain a registered agent and office in the State of Delaware as required by the Act. The registered agent and office shall be as stated in the Certificate or as otherwise determined by the Manager.

     2.5 Purpose of Company. The Company may carry on any lawful business, purpose, or activity that may be carried on by a limited liability company under applicable law; provided, however, that, until all outstanding shares of class B common stock of CCI have been converted into shares of class A common stock of CCI in accordance with Clause (b)(viii) of Article Fourth of CCI’s certificate of incorporation as constituted as of November 12, 1999, without the Approval of the Members, the Company shall not engage directly or indirectly, including without limitation through any Subsidiary, in any business other than the Cable Transmission Business (as defined below) and as a member of, and subscriber to, the portal joint venture with Broadband Partners. “Cable Transmission Business” means the transmission of video, audio (including telephony) and data over cable television systems owned, operated or managed by the Company or its Subsidiaries; provided, that the businesses of RCN Corporation and its Subsidiaries shall not be deemed to be a Cable Transmission Business.

ARTICLE III

CAPITAL CONTRIBUTIONS AND UNITS

     3.1 Capital Contributions.

          3.1.1 On the Operative Date, in connection with the closing of the transactions contemplated by the Bresnan Purchase Agreement, each of Charter Holdings, TCI Bresnan, and TCID contributed to the capital of the Company all of its rights, title, and interest in, to, and under its entire partnership interest in Bresnan Communications in exchange for Fifty-Six Million Five Hundred Sixty-Two Thousand Three Hundred Sixty-Seven (56,562,367) Class B Units, Nine Million Ninety-Eight Thousand Six (9,098,006) Class A Preferred Units, and Fifteen Million One Hundred Seventeen Thousand Seven Hundred Forty-Three (15,117,743) Class A Preferred Units, respectively. (In the case of TCID, such contribution was made following the sale of a portion of the partnership interest formerly held by it to Charter HoldCo under the Bresnan Purchase Agreement.) On June 1, 2001, pursuant to the Bresnan Purchase Agreement, (i) TCI Bresnan received Twenty-One Thousand Eight Hundred Sixty-Four (21,864) additional Class A Preferred Units, and (ii) TCID received Thirty-Six Thousand Three Hundred Thirty (36,330) additional Class A Preferred Units, effective as of the Operative Date.

          3.1.2 On December 22, 2000, pursuant to that certain Contribution and Assignment Agreement by and between Charter Holdings and CCV and that certain Joinder Agreement executed by CCV, Charter Holdings transferred its entire limited liability company interest in the Company to CCV, and CCV became a Member of the Company.

          3.1.3 On January 2, 2001, pursuant to that certain Multi-Party Contribution and Assignment Agreement by and among Charter Holdings, CCV, the Company, and certain subsidiaries of the Company, CCV contributed certain assets to the capital of the Company. On August 31, 2001, pursuant to that certain Multi-Party Assignment and Contribution Agreement by and among Charter HoldCo, Charter Holdings, CCV, the Company, and certain subsidiaries of the Company, CCV contributed certain assets to the capital of the Company.

     3.2 Additional Capital Contributions. Except as provided in Section 3.1, no Member shall be required to make any Capital Contributions. Subject to the approval of the Manager, the Members may be permitted from time to time to make additional Capital Contributions if it is determined that such additional Capital Contributions are necessary or appropriate for the conduct of the Company’s business and affairs, including without limitation expansion or diversification. The Manager shall approve all aspects of any such additional Capital Contribution, such as the amount and nature of the consideration to be contributed to the Company, the resulting increase in interest to be received by the contributing Member, the resulting dilution of interest to be incurred by the other Members, and the extent to which Members will participate in the allocations and distributions of the Company as a result thereof.

     3.3 Capital Accounts. The Company shall establish an individual Capital Account for each Member. The Company shall determine and maintain each Capital Account in accordance with Regulations Section 1.704-1(b)(2)(iv) and, in pursuance thereof, the following provisions shall apply:

          3.3.1 To each Member’s Capital Account there shall be credited such Member’s Capital Contributions, such Member’s allocated share of Net Profits and any items in the nature of income or gain that are specially allocated pursuant to Section 6.3 or Section 6.4 hereof, and the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member;

          3.3.2 To each Member’s Capital Account there shall be debited the amount of cash and the fair market value of any property distributed to such Member pursuant to any provision of this Agreement, such Member’s allocated share of Net Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Section 6.3 or Section 6.4 hereof, and the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company;

          3.3.3 In the event all or a portion of a Membership Interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Membership Interest; and

          3.3.4 In determining the amount of any liability for purposes of Sections 3.3.1 and 3.3.2 hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

          The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Manager determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Regulations, the Manager may make such modification.

     3.4 No Interest. No Member shall be entitled to receive any interest on such Member’s Capital Contributions.

     3.5 No Withdrawal. No Member shall have the right to withdraw such Member’s Capital Contributions or to demand and receive property of the Company or any distribution in return for such Member’s Capital Contributions, except as may be specifically provided in this Agreement or required by law.

     3.6 Units.

          3.6.1 Units shall consist of (i) Class A Preferred Units, (ii) Class B Units, and any other classes of Units upon the Approval of the Members. Subject to the terms of this Agreement, the Company may issue up to one billion (1,000,000,000) units of each class of Units.

          3.6.2 Class A Preferred Units and Class B Units.

               (a) As of the Effective Date, the aggregate number of Class B Units held by CCV is Fifty Six Million Five Hundred Sixty-Two Thousand Three Hundred Sixty Seven (56,562,367).

               (b) As of the Effective Date, the aggregate number of Class A Preferred Units held by TCI Bresnan is Nine Million One Hundred Nineteen Thousand Eight Hundred Seventy (9,119,870).

               (c) As of the Effective Date, the aggregate number of Class A Preferred Units held by TCID is Fifteen Million One Hundred Fifty-Four Thousand Seventy-Three (15,154,073).

          3.6.3 Notwithstanding any provision of this Agreement to the contrary, if the common units of Charter HoldCo are subdivided (by any split, distribution, reclassification, recapitalization or otherwise) or combined (by reverse split, reclassification, recapitalization or otherwise) or if for any other reason the One-for-One Conditions are not met, the Units shall be similarly subdivided or combined or adjusted so that the One-for-One Conditions are met at all times. On any date, the “One-for-One Conditions” shall be deemed satisfied if, on such date, the number of Class A Preferred Units held by TCI Bresnan and TCID (assuming that they did not transfer any such Units issued to them pursuant to the Bresnan Purchase Agreement) is equal to the aggregate number of Charter HoldCo Class C Common Units that TCI Bresnan and TCID would have held on such date assuming (i) that they received a number of Charter HoldCo Class C Common Units equal to the number of Class A Preferred Units received by them under the Bresnan Purchase Agreement, and (ii) that they did not transfer any such Charter HoldCo Class C Common Units. The Manager is authorized to take any action necessary, desirable, or convenient to effectuate the foregoing.

          3.6.4 Notwithstanding any provision to the contrary in this Agreement, prior to the Put Closing Date, Class A Preferred Units may be held only by TCI Bresnan or TCID, or any Person controlled by AT&T Corp. to which either TCI Bresnan or TCID transfers any Class A Preferred Units pursuant to Section 7.2.1.

     3.7 Equal Treatment. In any transaction triggering the rights of the Charter HoldCo Class C Common Members under Section 3.7 of the Charter HoldCo LLC Agreement, Class A Members shall be accorded the same rights or effectively the same rights as the Charter HoldCo Class C Common Members to the extent reasonably practicable. In implementing the foregoing provision, the Company shall take into consideration the fact that Class A Members own equity interests in the Company, a subsidiary of Charter HoldCo, rather than equity interests in Charter HoldCo. For instance, if Charter HoldCo Class C Common Members have a right to have certain of their Class C Common Units redeemed by Charter HoldCo under Section 3.7 of the Charter HoldCo LLC Agreement, Class A Members shall have the right to cause the Company to redeem or acquire such Class A Members’ Class A Preferred Units on effectively the same terms. Notwithstanding anything to the contrary in this Agreement, if CCV or its Affiliate contributes cash or assets to the Company and the Company issues Units to such Person, the

Class A Members shall not have any preemptive right to purchase any of such newly-issued Units. This Section 3.7 shall not apply on or after the Put Closing Date.

ARTICLE IV

MEMBERS

     4.1 Limited Liability. Except as required under the Act or as expressly set forth in this Agreement, no Member shall be personally liable for any debt, obligation, or liability of the Company, whether that debt, obligation, or liability arises in contract, tort or otherwise.

     4.2 Admission of Additional Members. Without the need for any additional act or consent of any Person, CCV, TCI Bresnan, and TCID shall continue to be members of the Company. Except as set forth in Article VII, no additional Members shall be admitted unless approved by the Manager and the Approval of the Members. No additional Member shall become a Member until such additional Member has made any required Capital Contribution and has become a party to this Agreement, and substitute Members may be admitted only in accordance with Article VII. The Members acknowledge that the admission of such new Members or the issuance of additional Membership Interests to pre-existing Members may dilute the Percentage Interests of the Members.

     4.3 Meetings of Members.

          4.3.1 No annual or regular meetings of the Members as such shall be required; if convened, however, meetings of the Members may be held at such date, time, and place as the Manager or as the Member or Members who properly noticed such meeting, as the case may be, may fix from time to time. At any meeting of the Members, the Chairman of the Board (or, if there is no Chairman or the Chairman so elects, a person appointed by the Manager) shall preside at the meeting and shall appoint another person to act as secretary of the meeting. The secretary of the meeting shall prepare written minutes of the meeting, which shall be maintained in the books and records of the Company.

          4.3.2 A meeting of the Members may be called at any time by the Manager, or by any Member or Members holding more than (i) prior to the Put Closing Date, twenty percent (20%) of Class B Units, and (ii) on or after the Put Closing Date, twenty percent (20%) of all Units, for the purpose of addressing any matter on which the Approval of the Members is required or permitted under this Agreement.

          4.3.3 Notice of any meeting of the Members shall be sent or otherwise given by the Manager to the Members in accordance with this Agreement not less than ten (10) nor more than sixty (60) days before the date of the meeting. The notice shall specify the place, date, and hour of the meeting and the general nature of the business to be transacted. Except as the Members may otherwise agree, no business other than that described in the notice may be transacted at the meeting.

          4.3.4 Attendance in person of a Member at a meeting shall constitute a waiver of notice of that meeting, except when the Member objects, at the beginning of the meeting, to the transaction of any business because the meeting is not duly called or convened, and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters not included in the notice of the meeting if that objection is expressly made at the meeting. Neither the business to be transacted nor the purpose of any meeting of Members need be specified in any written waiver of notice. The Members may participate in any meeting of the Members by means of conference telephone or similar means as long as all Members can hear one another. A Member so participating shall be deemed to be present in person at the meeting.

          4.3.5 Any action that can be taken at a meeting of the Members may be taken without a meeting if a consent in writing setting forth the action so taken is signed and delivered to the Company by Members representing not less than the minimum number of Units necessary under this Agreement to approve the action. The Manager shall notify Members of all actions taken by such consents, and all such consents shall be maintained in the books and records of the Company.

     4.4 Voting by Members. The Members, acting solely in their capacities as Members, shall have the right to vote on, consent to, or otherwise approve only those matters as to which this Agreement or the Act specifically requires such approval. A Member may vote in person or by proxy executed in writing by the Member or by a duly authorized attorney-in-fact. Except as otherwise specifically provided in this Agreement, the Approval of the Members shall be all that is required as to all matters, including merger, consolidation, and conversion, as to which the vote, consent, or approval of the Members is required or permitted under this Agreement or the Act.

     4.5 Members Are Not Agents. No Member acting solely in the capacity of a Member is an agent of the Company, nor can any Member acting solely in the capacity of a Member bind the Company or execute any instrument on behalf of the Company.

     4.6 No Withdrawal. Except as provided in Articles VII and IX hereof, no Member may withdraw, retire, or resign from the Company without the prior Approval of the Members.

     4.7 Loans to Members.

          4.7.1 General. If a Member is, or reasonably expects to be, allocated taxable income described in Section 4.7.2 or 4.7.3, then upon such Member’s request, the Company, subject to the provisions of this Section 4.7, shall make a loan (“Tax Loan”) to such Member in an amount (“Tax Loan Amount”) no greater than the amount reasonably sufficient to enable such Member to fund its tax liability, or estimated tax payments, resulting from the allocation of such taxable income on the later of (i) five days before each of April 15, June 15, September 15, and December 15 for estimated tax payments and March 15 for final tax payments, and (ii) the date such Member requests the funding of such Tax Loan, which date shall be no later than one hundred fifty (150) days after the end of the taxable year in which the taxable income arises; provided, however, that in the case of Tax Loans made with respect to estimated income tax payments, the Tax Loan Amount shall be no greater than the amount of estimated taxes actually paid by the Member receiving the loan and that such Member shall provide to the Company reasonable documentation of the portion of its actual estimated tax payment attributable to the taxable income described above. The Tax Loan shall be secured by a first priority security interest in all of such Member’s Units and may be prepaid at any time prior to the due date.

          4.7.2 Interest-Free Loan. With respect to any taxable year ending prior to February 14, 2002, if a Member is allocated any taxable income arising from a sale or other disposition (other than in the ordinary course of business) of the Property contributed by such Member pursuant to Code Section 704(c), other than taxable income arising from a fully taxable sale or disposition for which such Member has elected to receive an interest-bearing Tax-Loan under Section 4.7.3, then (i) the Tax Loan for such tax liability shall be due and payable to the Company no later than ninety (90) days after February 14, 2002 (or if a Class A Member exercises the Put, then the Put Closing Date) and shall be interest-free, and (ii) the Tax Loan Amount due shall be reduced by the amount of income taxes paid by the Member attributable to its recognition of imputed income under the interest-free Tax Loan.

          4.7.3 Non-Section 704(c) Loan. With respect to any taxable year ending prior to February 14, 2010, if a Member is allocated (i) any taxable income other than, in the case of a Class A Member prior to the Put Closing Date, any taxable income required to be taken into account in determining the allocation of items of income from operations to such Member under Section 6.3.8, or (ii) any taxable income arising from a fully taxable sale or disposition (other than in the ordinary course of business) of the Property contributed by such Member pursuant to Section 704(c) other than an amount for which the Member has elected to receive an interest-free Tax Loan pursuant to Section 4.7.2, then the Tax Loan for such tax liability shall be due and payable to the Company no later than February 14, 2010 and shall bear interest, compounded annually at a rate per annum equal to the applicable federal rate under Code Section 1274(d) for a loan due on February 14, 2010 plus 100 basis points.

          4.7.4 Acceleration of Repayment. Notwithstanding anything to the contrary in this Section 4.7, (i) if the Company makes any distributions to the Members pursuant to Section 6.8 or otherwise, the amount of each Member’s outstanding Tax Loan Amount equal to the amount of distributions made to such Member pursuant to Section 6.8 or otherwise shall become due and payable to the Company immediately, and (ii) if any Member sells, transfers, or exchanges any of its Units (in the case of a Class A Member prior to the Put Closing Date, other than to an entity controlled by AT&T Corp. which entity assumes the Tax Loan attributable to the transferred Units), the amount of such Member’s outstanding Tax Loan Amount up to the fair market value of the Units sold, transferred, or exchanged shall become due and payable to the Company immediately; provided, however, that in the event that prior to the Put Closing Date a Class A Member exchanges its Class A Preferred Units for CCI common stock pursuant to the CCI Exchange Agreement and not all shares of CCI common stock received in such exchange are permitted by CCI to be sold pursuant to a securities registration, only the amount of such Member’s outstanding Tax Loan Amount up to the excess, if any, of (i) the fair market value of CCI’s common stock received by such Member that is permitted to be sold, over (ii) forty-six percent (46%) of the fair market value of all CCI common stock received by such Member in the exchange shall become due and payable immediately. In the case described in the proviso of the preceding sentence, the Company shall receive a security interest in the unsold CCI common stock held by the Member, and as soon as any shares of CCI common stock not permitted to be sold at the time of the exchange become eligible for sale pursuant to a securities registration, such Member’s outstanding Tax Loan Amount up to the excess, if any, of (i) the sum of (x) the fair market value of all CCI common stock received by such Member that is still held by such Member and that is now permitted to be sold, and (y) the aggregate sales proceeds of all CCI common stock received by such Member that has been sold, over (ii) the sum of (a) forty-six percent (46%) of the fair market value of all CCI common stock received by such Member in the exchange and (b) any Tax Loan Amount previously paid pursuant to the proviso of the preceding sentence or this sentence shall become due and payable immediately.

          4.7.5 Loan Documentation; Miscellaneous. A Member receiving a Tax Loan shall cooperate with the Company to document the respective parties’ rights and obligations under the Tax Loan including, without limitation, definitive loan documentation providing for and perfecting a security interest as contemplated by Section 4.7.1; provided that the funding of such Tax Loan will not be delayed pending the signing and delivery of such definitive documentation. Notwithstanding any provision to the contrary in Section 4.7, (i) the Company shall not make a Tax Loan to any Member if the loan would breach, or with the passage of time or the giving of notice result in a breach of, any contractual covenants of the Company or its Subsidiaries, and (ii) a Member entitled to receive a Tax Loan from the Company may waive its right to receive the loan. The Company shall negotiate the contractual covenants of the Company and its Subsidiaries in good faith so that the Company would be permitted to make such a Tax Loan.

ARTICLE V

MANAGEMENT AND CONTROL OF THE COMPANY

          5.1.1 Management of the Company by Manager. The Members hereby unanimously confirm the election of CCI or its successor-in-interest which acquires directly or indirectly substantially all of the assets or businesses of CCI, as the Company’s Manager. No additional or substitute Person may be elected as Manager without the Approval of the Members. No Person may be elected as Manager in addition to or in substitution of CCI, other than an Affiliate of Paul G. Allen or its successor-in-interest which acquires directly or indirectly substantially all of the assets or businesses of such an Affiliate, prior to the Put Closing Date without the approval of the Members owning a majority of each class of Units and on or after the Put Closing Date without the Approval of the Members; provided, however, that prior to the Put Closing Date no approval of the Class A Preferred Members shall be required if there are outstanding fewer than ten percent (10%) of the Class A Preferred Units acquired by the Class A Preferred Members pursuant to the Bresnan Purchase Agreement. Except as otherwise required by applicable law and as provided in Section 5.2 with respect to the Board, the powers of the Company shall at all times be exercised by or under the authority of, and the business, property and affairs of the Company shall be managed by, or under the direction of, the Manager.

          5.1.2 The Manager shall be authorized to elect, remove or replace directors and officers of the Company, who, subject to the direction of the Manager, shall have such authority with respect to the management of the business and affairs of the Company as set forth herein or as otherwise specified by the Manager in a resolution or resolutions of the Manager.

          5.1.3 Except as otherwise required by applicable law, the Manager shall be authorized to execute or endorse any check, draft, evidence of indebtedness, instrument, obligation, note, mortgage, contract, agreement, certificate or other document on behalf of the Company. The Manager may delegate its authority under this Section 5.1.3 to the officers of the Company.

          5.1.4 No annual or regular meetings of the Manager are required. The Manager may, by written consent and without prior notice (provided that prompt subsequent notice is given to the Members), take any action which it is otherwise required to take at a meeting.

          5.1.5 Except as provided in this Agreement, the Manager’s duty of care in the discharge of its duties to the Company and the Members is limited to discharging its duties pursuant to this Agreement in good faith, with the care a corporate director of like position would exercise under similar circumstances, in the manner it reasonably believes to be in the best interests of the Company. In discharging its duties, the Manager shall not be liable to the Company or to any Member for any act or omission performed or omitted by such Person in good faith on behalf of, or in connection with the business and affairs of, the Company and in a manner reasonably believed to be within the scope of authority conferred on such Person by this Agreement, except that such Person shall be liable in respect of any loss, damage, or claim incurred by such Person by reason of such Person’s fraud, deceit, reckless or intentional misconduct, gross negligence, or a knowing violation of law with respect to such acts or omissions.

     5.2 Board of Directors.

          5.2.1 Notwithstanding Section 5.1.1 above, the Manager may delegate its power to manage the business of the Company to a Board of Directors (the “Board”) which, subject to the limitations set forth below, shall have the authority to exercise all such powers of the Company and do all such lawful acts and things as may be done by a manager of a limited liability company under the Act and as are not by statute, by the Certificate, or by this Agreement directed or required to be exercised or done by the Manager. The rights and duties of the members of the Board may not be assigned or delegated to any person or entity.

          5.2.2 Except as otherwise provided herein, members of the Board shall possess and may exercise all the powers and privileges and shall have all of the obligations and duties to the Company and the Members granted to or imposed on directors of a corporation organized under the laws of the State of Delaware.

          5.2.3 The number of directors shall initially be one (1), which number may be changed from time to time by the Manager. The director as of the date hereof shall be Carl Vogel.

          5.2.4 Each director shall be appointed by the Manager and shall serve in such capacity until the earlier of his resignation, removal or replacement by the Manager.

          5.2.5 No director shall be entitled to any compensation for serving as a director. No fee shall be paid to any director for attendance at any meeting of the Board; provided, however, that the Company may reimburse directors for the actual reasonable costs incurred in such attendance.

     5.3 Consent Required. The affirmative vote, approval, consent or ratification of the Manager shall be required to:

          5.3.1 alter the primary purposes of the Company as set forth in Section 2.5;

          5.3.2 issue membership interests in the Company to any Person and admit such Person as a Member;

          5.3.3 enter into or amend any agreement which provides for the management of the business or affairs of the Company by a Person other than the Manager;

          5.3.4 change or reorganize the Company into any other legal form;

          5.3.5 amend this Agreement;

          5.3.6 approve a merger or consolidation with another Person;

          5.3.7 sell all or substantially all of the assets of the Company;

          5.3.8 change the status of the Company from one in which management is vested in the Manager to one in which management is vested in the Members or in any other manager, other than as may be delegated to the Board and the officers hereunder;

          5.3.9 possess any Company property or assign the rights of the Company in specific Company property for other than a Company purpose;

          5.3.10 operate the Company in such a manner that the Company becomes an “investment company” for purposes of the Investment Company Act of 1940;

          5.3.11 except as otherwise provided or contemplated herein, enter into any agreement to acquire property or services from any Person who is a director or officer;

          5.3.12 settle any litigation or arbitration with any third party, any Member, or any Affiliate of any Member, except for any litigation or arbitration brought or defended in the ordinary course of business where the present value of the total settlement amount or damages will not exceed Five Million Dollars ($5,000,000);

          5.3.13 materially change any of the tax reporting positions or elections of the Company;

          5.3.14 make or commit to any expenditures which, individually or in the aggregate, exceed or are reasonably expected to exceed the Company’s total budget (as approved by the Manager) by the greater of five percent (5%) of such budget or Five Million Dollars ($5,000,000); or

          5.3.15 make or incur any secured or unsecured indebtedness which, individually or in the aggregate, exceeds Five Million Dollars ($5,000,000), provided that this restriction shall not apply to (i) any refinancing or amendment to existing indebtedness which does not increase total borrowing, (ii) any indebtedness to (or guarantee of indebtedness of) any company controlled by or under common control with the Company (“Intercompany Indebtedness”), (iii) the pledge of any assets to support any otherwise permissible indebtedness of the Company or any Intercompany Indebtedness or (iv) indebtedness necessary to finance a transaction or purchase approved by the Manager.

     5.4 Board of Director Meetings.

          5.4.1 Regular Meetings. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board, but not less often than annually.

          5.4.2 Special Meetings. Special meetings of the Board may be called by the president or any member of the Board on twenty-four (24) hours’ notice to each director; special meetings shall be called by the president or secretary in like manner and on like notice on the written request of Members holding a majority of the Common Units held by all Members. Notice of a special meeting may be given by facsimile.

          5.4.3 Telephonic Meetings. Members of the Board may participate in any regular or special meeting of the Board, by means of conference telephone or similar communications equipment, by means of which all persons participating in the meeting can hear each other. Participation in a meeting pursuant to this Section 5.4.3 will constitute presence in person at such meeting.

          5.4.4 Quorum. At all meetings of the Board, a majority of the directors shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate or this Agreement. If a quorum is not present at any meeting of the Board, the directors present thereat may adjourn the meeting from time to time until a quorum shall be present. Notice of such adjournment shall be given to any director not present at such meeting.

          5.4.5 Action Without Meeting. Unless otherwise restricted by the Certificate or this Agreement, any action required or permitted to be taken at any meeting of the Board may be taken without a meeting if all members of the Board consent thereto in writing and such written consent is filed with the minutes of proceedings of the Board.

     5.5 Board’s Duty of Care. Except as provided in this Agreement, the director’s duty of care in the discharge of his duties to the Company and the Members is limited to discharging his duties pursuant to this Agreement in good faith, with the care a corporate director of like position would exercise under similar circumstances, in the manner he reasonably believes to be in the best interests of the Company. In discharging his duties, the director shall not be liable to the Company or to any Member for any act or omission performed or omitted by such director in good faith on behalf of, or in connection with the business and affairs of, the Company and in a manner reasonably believed to be within the scope of authority conferred on such director by this Agreement, except that such director shall be liable in respect of any loss, damage, or claim incurred by such director by reason of such Person’s fraud, deceit, reckless or intentional misconduct, gross negligence, or a knowing violation of law with respect to such acts or omissions.

     5.6 Officers.

          5.6.1 Officers. The officers shall be a President, a Treasurer and a Secretary, and such other additional officers, including a Chairman of the Board, one or more Chairmen, Vice Presidents, Assistant Secretaries and Assistant Treasurers as the Board, the Manager or the President may from time to time elect. Any two or more offices may be held by the same individual.

          5.6.2 Election and Term. The President, Treasurer and Secretary shall be elected by and shall hold office at the pleasure of the Board or the Manager. The Board, the Manager or the President may elect such other officers and agents as it shall deem desirable, who shall hold office at the pleasure of the Board, the Manager or the President, and who shall have such authority and shall perform such duties as from time to time shall be prescribed by the Board, the Manager or the President.

          5.6.3 Removal. Any officer may be removed by the affirmative vote of the Manager or the affirmative vote of at least a majority of the directors then in office, with or without cause, for any reason or for no reason. Any officer other than the President, the Treasurer or the Secretary may be removed by the President, with or without cause, for any reason or for no reason.

          5.6.4 Duties and Authority of Officers.

               (a) President. The President shall be the chief executive officer and (if no other person has been appointed as such) the chief operating officer of the Company; shall preside at all meetings of the Members and directors; shall have general supervision and active management of the business and finances of the Company; shall see that all orders and resolutions of the Board or the Manager are carried into effect; subject, however, to the right of the directors to delegate any specific powers to any other officer or officers. In the absence of direction by the Board or Manager to the contrary, the President shall have the power to vote all securities held by the Company and to issue proxies therefor. In the absence or disability of the President, any Chairman (if any) or, if there is no Chairman, the most senior available officer appointed by the Board or the Manager shall perform the duties and exercise the powers of the President with the same force and effect as if performed by the President, and shall be subject to all restrictions imposed upon him.

               (b) Vice President. Each Vice President, if any, shall perform such duties as shall be assigned to him or her and shall exercise such powers as may be granted to him or her by the Manager, the Board or by the President of the Company. In the absence of direction by the Board, the Manager or the President to the contrary, the any Senior Vice President shall have the power to vote all securities held by the Company and to issue proxies therefor.

               (c) The Secretary. The Secretary shall give, or cause to be given, a notice as required of all meetings of the Members and of the Board. The Secretary shall keep or cause to be kept, at the principal executive office of the Company or such other place as the Board may direct, a book of minutes of all meetings and actions of Directors and Members. The minutes shall show the time and place of each meeting, whether regular or special (and, if special, how authorized and the notice given), the names of those present at directors’ meetings, the number of shares present or represented at shareholders’ meetings, and the proceedings thereof. The Secretary shall perform such other duties as may be prescribed from time to time by the Manager or the Board.

               (d) The Treasurer. The Treasurer shall have custody of the Company funds and securities and shall keep or cause to be kept full and accurate accounts of receipts and disbursements in books of the Company to be maintained for such purpose; shall deposit all moneys and other valuable effects of the Company in the name and to the credit of the Company in depositories designated by the Manager or the Board; and shall disburse the funds of the Company as may be ordered by the Manager or the Board.

               (e) The Chairmen. Each Chairman, if any, shall perform such duties as shall be assigned, and shall exercise such powers as may be granted to him or her by the Manager or the Board.

     5.7 Liability of Member, Manager, or Officer. No Member, Manager, or officer of the Company shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company, whether that debt, obligation, or liability arises in contract, tort, or otherwise, solely by reason of participating in the management of the Company or being an officer of the Company or both. Except as otherwise provided in this Agreement, no Member, Manager, or officer shall be liable to the Company or to any Member for any loss or damage sustained by the Company or any Member in his capacity as such, unless the loss or damage shall have been the result of fraud, deceit, reckless or intentional misconduct, gross negligence, or a knowing violation of law by the Member, Manager, or officer.

     5.8 Indemnification.

          5.8.1 Indemnification. To the extent permitted by applicable law, a Member (and its respective officers, directors, agents, shareholders, members, partners, and Affiliates), Manager (and its respective officers, directors, agents, shareholders, members, partners, and Affiliates), director of the Company, or officer of the Company shall be entitled to indemnification from the Company for any loss, damage, or claim incurred by such Person by reason of any act or omission performed or omitted by such Person in good faith on behalf of, or in connection with the business and affairs of, the Company and in a manner reasonably believed to be within the scope of authority conferred on such Person by this Agreement and, if applicable, the Approval of the Members or authorizations of the Manager or the Board, except that no such Person shall be entitled to be indemnified in respect of any loss, damage, or claim incurred by such Person by reason of such Person’s fraud, deceit, reckless or intentional misconduct, gross negligence, or a knowing violation of law with respect to such acts or omissions; provided, however, that any indemnity under this Section 5.8.1 shall be provided out of and to the extent of Company assets only, no debt shall be incurred by the Members in order to provide a source of funds for any indemnity, and no Member shall have any personal liability (or any liability to make any additional Capital Contributions) on account thereof.

          5.8.2 Expenses. To the extent permitted by applicable law, expenses (including reasonable legal fees) incurred by a Member (and its respective officers, directors, agents, shareholders, members, partners or Affiliates), Manager (and its respective officers, directors, agents, shareholders, members, partners or Affiliates), director of the Company, or officer of the Company in such Person’s capacity as such in defending any claim, demand, action, suit, or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit, or proceeding upon receipt by the Company of an undertaking by or on behalf of the Member (or its respective officers, directors, agents, shareholders, members, partners or Affiliates, as applicable), Manager (or its respective officers, directors, agents, shareholders, members, partners or Affiliates, as applicable), director or officer to repay such amount if it shall be determined that such Person is not entitled to be indemnified as authorized in Section 5.8.1 hereof.

     5.9 Devotion of Time. Except as required by any individual contract and notwithstanding any provision to the contrary in this Agreement, no Manager, director of the Company, or officer of the Company is obligated to devote all of such Person’s time or business efforts to the affairs of the Company, but shall devote such time, effort, and skill as such Person deems appropriate for the operation of the Company.

     5.10 Competing Activities. Except as provided by any individual contract: (i) any Manager or Member (and their respective officers, directors, agents, shareholders, members, partners or Affiliates) may engage or invest in, independently or with others, any business activity of any type or description, including without limitation those that might be the same as or similar to the Company’s business or the business of any Subsidiary and that might be in direct or indirect competition with the Company or any Subsidiary; (ii) neither the Company or any Subsidiary nor any Member shall have any right in or to such other ventures or activities or to the income or proceeds derived therefrom; (iii) no Manager or Member (and their respective officers, directors, agents, shareholders, members, partners or Affiliates) shall be obligated to present any investment opportunity or prospective economic advantage to the Company or any Subsidiary, even if the opportunity is of the character that, if presented to the Company or any Subsidiary, could be taken by the Company or any Subsidiary; and (iv) any Manager or Member (and their respective officers, directors, agents, shareholders, members, partners or Affiliates) shall have the right to hold any investment opportunity or prospective economic advantage for such Manager’s or Member’s (and their respective officers’, directors’, agents’, shareholders’, members’, partners’ or Affiliates’) own account or to recommend such opportunity to Persons other than the Company or any Subsidiary.

     The Company agrees that, until all outstanding shares of class B common stock of CCI have been converted into shares of class A common stock of CCI in accordance with Clause (b)(viii) of Article Fourth of CCI’s certificate of incorporation as constituted as of November 12, 1999, without the Approval of the Members, the Company shall not engage directly or indirectly, including without limitation through any Subsidiary, in any business other than the Cable Transmission Business and as a member of and subscriber to, the portal joint venture with Broadband Partners.

     The Company and each Member acknowledge that the other Members, the Manager (and their respective officers, directors, agents, shareholders, members, partners or Affiliates) and the officers or directors of the Company (to the extent expressly permitted in their employment agreement) might own or manage other businesses, including businesses that may compete with the Company or any Subsidiary for the time of the Member or Manager. Without limiting the generality of the foregoing, the Company and each Member acknowledge that Vulcan Ventures Inc. (an Affiliate of CCI and CCV) has entered into an agreement to purchase convertible preferred stock of RCN Corporation, which may be deemed to be engaged in the cable transmission business. The Company and each Member acknowledge that none of them shall have any interest in the securities of RCN Corporation to be acquired by Vulcan Ventures Inc. or any RCN Corporation common stock into which such securities are convertible, and that Vulcan Ventures Inc. shall not have any obligation to them on account thereof. To the extent that, at law or at equity, any Member or Manager (and their respective officers, directors, agents, shareholders, members, partners or Affiliates) or officers or directors of the Company have duties (including fiduciary duties) and liabilities relating to the Company and the other Members, such Person shall not be liable to the Company or the other Members for its good faith reliance on the provisions of this Agreement including this Section 5.10. The Company and each Member hereby waive any and all rights and claims that the Company or such Member may otherwise have against the other Members and the Manager (and their respective officers, directors, agents, shareholders, members, partners or Affiliates) or officers or directors of the Company as a result of any such permitted activities. The provisions of this Agreement, and any agreement between the Company and any Member entered into in reliance on this Section 5.10, to the extent that they restrict the duties and liabilities of a Manager or Member (and their respective officers, directors, agents, shareholders, members, partners or Affiliates) or officers or directors of the Company otherwise existing at law or in equity, are agreed by the Company and the Members to replace such other duties and liabilities of such Person.

     5.11 Certain Related Transactions. Class A Members acknowledge that the Company will engage in transactions with CCV and its Affiliates and that so long as such transactions are not entered into in bad faith, CCV and its Affiliates with which the Company engages in transactions, the Manager, and the Company shall not be liable to the Company or Class A Members with respect to such transactions. The foregoing provision is not intended to affect any of CCV and its Affiliates’ express contractual obligations to the Company, Class A Members, or any of the Class A Members’ Affiliates under any contract entered into by and among such parties from time to time.

     5.12 Remuneration for Management or Other Services. The Manager and officers of the Company shall be entitled to reasonable remuneration for providing management or other services to the Company, all as determined by the Manager.

     5.13 Reimbursement of Expenses. The Company shall reimburse the Manager, directors of the Company, and officers of the Company for the actual and reasonable costs, fees, and expenses paid or incurred by any Person for goods, materials, services, and activities acquired or used by or for the benefit of the Company, or performed or undertaken for the benefit of the Company, without duplication of any expense paid.

ARTICLE VI

ALLOCATIONS OF NET PROFITS AND NET LOSSES
AND
DISTRIBUTIONS

     6.1 Allocations of Net Profits. After giving effect to the special allocations set forth in Sections 6.3 and 6.4 herein, Net Profits for any Fiscal Year shall be allocated to the Members in the following order of priority:

          6.1.1 Chargeback to the Extent of Net Losses. First, Net Profits shall be allocated to each Member to the extent of and in the reverse order of the aggregate amount of Net Losses previously allocated to such Member pursuant to Section 6.2.2, with respect to which Net Profits have not been previously allocated pursuant to this subsection.

          6.1.2 Other Net Profits. Second, except as provided in Section 6.1.1, Net Profits shall be allocated in accordance with the Members’ Percentage Interests.

     6.2 Allocations of Net Losses. After giving effect to the special allocations set forth in Sections 6.3 and 6.4 herein, Net Losses for any Fiscal Year shall be allocated to the Members as follows:

          6.2.1 Chargeback to the Extent of Net Profits. First, except as provided in Section 6.2.3, Net Losses shall be allocated to each Member to the extent of the aggregate amount of Net Profits previously allocated to such Member pursuant to Section 6.1.2, with respect to which Net Losses have not been previously allocated pursuant to this subsection.

          6.2.2 Other Net Losses. Second, except as provided in Sections 6.2.1 and 6.2.3, Net Losses shall be allocated in accordance with the Members’ Percentage Interests.

          6.2.3 Adjusted Capital Account Deficit. An allocation of Net Losses under Section 6.2.1 or Section 6.2.2 hereof shall not be made to the extent it would create or increase an Adjusted Capital Account Deficit for a Member or Members at the end of any Fiscal Year. Any Net Losses not allocated because of the preceding sentence shall be allocated to the other Member or Members in proportion to such Member’s or Members’ respective Percentage Interests; provided, however, that to the extent such allocation would create or increase an Adjusted Capital Account Deficit for another Member or Members at the end of any Fiscal Year, such allocation shall be made to the remaining Member or Members in proportion to the respective Percentage Interests of such Member or Members.

     6.3 Special Allocations.

          6.3.1 Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt or other liability to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i) and Regulations Section 1.704-1(b).

          6.3.2 Nonrecourse Deductions Referable to Liabilities Owed to Non-Members. Any Nonrecourse Deductions for any Fiscal Year and any other deductions or losses for any Fiscal Year referable to a liability owed by the Company to a Person other than a Member to the extent that no Member bears the economic risk of loss shall be specially allocated to the Members in accordance with their Percentage Interests.

          6.3.3 Member Minimum Gain Chargeback. Except as otherwise provided in Regulation Section 1.704-2(i)(4), notwithstanding any other provision of this Article VI, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt (which share shall be determined in accordance with Regulations Section 1.704-2(i)(5)) shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that portion of such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i)(4) and 1.704-2(j)(2). This Section 6.3.3 is intended to comply with the minimum gain chargeback requirement contained in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

          6.3.4 Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this Article VI, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to the portion of such Member’s share of the net decrease in Company Minimum Gain which share of such net decrease shall be determined in accordance with Regulations Section 1.704-2(g)(2). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.3.4 is intended to comply with the minimum gain chargeback requirement contained in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

          6.3.5 Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6) or any other event creates an Adjusted Capital Account Deficit, items of Company income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit of such Member as quickly as possible, provided that an allocation pursuant to this Section 6.3.5 shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article VI have been tentatively made as if this Section 6.3.5 were not in the Agreement.

          6.3.6 Section 754 Adjustments. To the extent an adjustment to the Basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the Basis of the asset) or loss (if the adjustment decreases such Basis) and such gain or loss shall be specially allocated to the Members in accordance with Regulations Section 1.704-1(b)(2)(iv)(m).

          6.3.7 Priority Return Allocations. If any Priority Return distributions have been made pursuant to Sections 6.8.1(a) or 9.5(a) hereof, all or a portion of the remaining items of Company income and, to the extent income is insufficient, gain shall be specially allocated to each Member in proportion to and to the extent of the excess, if any, of (i) the cumulative Priority Return distributions each such Member has received pursuant to Sections 6.8.1(a) and 9.5(a) hereof from the commencement of the Company to a date thirty (30) days after the end of such Fiscal Year, over (ii) the cumulative income and gain allocated to such Member pursuant to this Section 6.3.7 for all prior Fiscal Years. If, in addition to items of income, items of gain are to be allocated pursuant to the foregoing sentence and the Company has items of both short-term capital gain and long-term capital gain, all of the Company’s items of short-term capital gain shall be allocated before any items of long-term capital gain are allocated.

          6.3.8 Certain Allocations After January 1, 2005. For any Fiscal Year ending after January 1, 2005, provided that the Put Closing Date has not occurred prior to the end of such Fiscal Year, items of Company income from operations shall be specially allocated to the Class A Members to the extent provided by this Section 6.3.8. First, the allocation provisions in this Article VI, excluding the provisions of Section 6.4 calling for offsetting special allocations to be made as a result of the operation of this Section 6.3.8, shall be applied tentatively and with the following hypothetical modification: with respect to each Company asset (to the extent that as of the Operative Date its Gross Asset Value differed from its Basis), the tax allocations referable to the allocation of items of Depreciation shall be hypothetically made using the Remedial Method so as to eliminate distortions caused by the ceiling rule described in Regulations Section 1.704-3(b)(1), without changing the amount of the items of Depreciation (as determined under the rules of Regulations Section 1.704-1(b)(2)(iv)(g)(3)) that are allocated under this Article VI and that are attributable to such asset. Such tentative application of the allocation provisions shall result in a calculation of the amount of the taxable income or loss (“Tentative Taxable Income” or “Tentative Tax Loss,” respectively) that would be allocated to each Class B Member by the Company if such tentative application, with the hypothetical modification described above, were final. Next, in lieu of the hypothetical modification described above, items of income from operations shall be specially allocated to the Class A Members, in proportion to the number of Units held by them, to the extent necessary to cause the amount of the taxable income or loss allocated to each Class B Member by the Company (using the Traditional Method with respect to each Company asset to the extent that as of the Operative Date its Gross Asset Value differed from its Basis) to be equal, or as nearly equal as possible, to that Member’s Tentative Taxable Income or Tentative Tax Loss, whichever is applicable. For purposes of this Section 6.3.8, the Company’s taxable income or loss, as determined in accordance with Code Section 703(a), shall include all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1).

     6.4 Curative Allocations.

          6.4.1 The allocations set forth in Sections 6.2.3 and 6.3 (other than Sections 6.3.7 and 6.3.8) hereof (collectively, the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. The allocations set forth in Section 6.3.8 are intended to effectuate certain agreements of the Members (such allocations are referred to for purposes of this Section 6.4.1 as the “Post-Year 2005 Allocations”). It is the intent of the Members that, to the extent possible, the Regulatory Allocations and the Post-Year 2005 Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 6.4.1. Therefore, subject to Section 6.4.2 but notwithstanding any other provision of this Article VI (other than the Regulatory Allocations), the Manager shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, a Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had (the “Target Capital Account”) if the Regulatory Allocations and the Post-Year 2005 Allocations were not part of this Agreement and all Company items were allocated pursuant to Sections 6.1.1, 6.1.2, 6.2.1, 6.2.2, and 6.3.7. In exercising its discretion under this Section 6.4.1, the Manager shall take into account any future Regulatory Allocations under Sections 6.3.3 and 6.3.4 that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 6.3.1 and 6.3.2.

          6.4.2 The Manager shall implement the offsetting special allocations in Section 6.4.1 in such a manner that:

               (a) For any Fiscal Year covered by Section 6.3.8, the special allocations of items of deductions or loss to be made under Section 6.4.1 to the Class A Members to offset the allocations arising as a result of the operation of Section 6.3.8 shall be limited in amount and made in a manner such that the amount of the tax loss or deductions allocated to any Class A Member in respect of such offsetting special allocations shall be equal to zero; provided, however, that in the event of the dissolution of the Company or the occurrence of any other event with respect to which the distribution rights of the Class A Members or the Class B Members are determined in whole or in part by reference to their Capital Account balances, the foregoing limitations shall apply only to the extent consistent with attaining the Target Capital Accounts and such Capital Account adjustments shall be made before any distributions in connection with such events are made.

               (b) For purposes of Sections 6.4.2(a), the tax loss or deductions allocated in respect of an offsetting special allocation refers to the tax loss or deductions that are allocated in respect thereof for the same Fiscal Year for which such offsetting special allocation is made.

     6.5 Tax Allocations

          6.5.1 Code Section 704(c) Allocations. The allocations specified in this Agreement shall govern the allocation of items to the Members for Code Section 704(b) book purposes, and the allocation of items to the Members for tax purposes shall be in accordance with such book allocations, except that solely for tax purposes and notwithstanding any other provision of this Article VI:

               (a) In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members (including Members who succeed to the Membership Interest of any other Members or former members of the Company) so as to take account of any variation between the Basis of such property to the Company and its initial Gross Asset Value.

               (b) In the event the Gross Asset Value of any Company asset is adjusted pursuant to 1.34.2, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the Basis of such asset and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

               (c) The allocations described in (a) and (b) above shall be made in accordance with Regulations Section 1.704-3 using the Traditional Method

          6.5.2 Tax Credits. Tax credits, if any, shall be allocated among the Members in proportion to their Percentage Interests.

          6.5.3 Excess Nonrecourse Liabilities. To the extent that the Company’s “excess nonrecourse liabilities” within the meaning of Regulations Section 1.752-3(a)(3) are allocated among the Members in accordance with their interests in Company profits, the Members’ interests in Company profits are, solely for purposes of making such allocation, in proportion to their Percentage Interests.

     6.6 Other Allocation Rules.

          6.6.1 Allocation of Items Included in Net Profits and Net Losses. Whenever a proportionate part of the Net Profits or Net Losses is allocated to a Member, every item of income, gain, loss, or deduction entering into the computation of such Net Profits or Net Losses shall be credited or charged, as the case may be, to such Member in the same proportion.

          6.6.2 Allocations in Respect of a Transferred Membership Interest. If any Membership Interest is transferred, or is increased or decreased by reason of the admission of a new Member or otherwise, during any Allocation Period of the Company, (i) such transfer of or increase or decrease in Membership Interest shall be deemed to have occurred as of the end of the day on which such transfer or increase or decrease occurs, and (ii) each item of income, gain, loss, deduction, or credit of the Company for such Allocation Period shall be allocated among the Members, as determined by the Manager in accordance with any method permitted by Code Section 706(d) and the Regulations promulgated thereunder in order to take into account the Members’ varying interests in the Company during such Allocation Period.

     6.7 Obligations of Members to Report Consistently. The Members are aware of the income tax consequences of the allocations made by this Article VI and hereby agree to be bound by the provisions of this Article VI in reporting their shares of Company income and loss for income tax purposes.

     6.8 Distributions by the Company to Members.

          6.8.1 In General. Prior to the occurrence of any event specified in Section 9.1, and subject to applicable law and any limitations contained elsewhere in this Agreement, the Manager shall distribute the Company’s Available Cash, if any, not later than the thirtieth (30th) day after the end of each calendar year in the following order and priority:

               (a) First, to Members having accrued and unpaid Priority Return as of the last day of the calendar quarter preceding the date on which such distribution is made, pro rata in accordance with the respective amounts of such accrued and unpaid Priority Return, until each such Member shall have received an amount equal to such Member’s accrued and unpaid Priority Return as of the last day of such preceding calendar quarter;

               (b) Second, to Members pro rata in accordance with their respective Percentage Interests.

          6.8.2 Advances or Drawings. Distributions of money and property shall be treated as advances or drawings of money or property against a Member’s distributive share of income and as current distributions made on the last day of the Company’s taxable year with respect to such Member.

          6.8.3 Distributees; Liability for Distributions. All distributions made pursuant to this Section 6.8 shall be made only to the Persons who, according to the books and records of the Company, hold the Membership Interests in respect of which such distributions are made on the actual date of distribution. Neither the Company nor any Member, Manager, or officer shall incur any liability for making distributions in accordance with this Section 6.8.

     6.9 Form of Distributions. A Member, regardless of the nature of the Member’s Capital Contributions, has no right to demand and receive any distribution from the Company in any form other than money. No Member may be compelled to accept from the Company a distribution of any asset in kind in lieu of a proportionate distribution of money being made to other Members.

     6.10 Return of Distributions. Except for distributions made in violation of the Act or this Agreement, or as otherwise required by law, no Member shall be obligated to return any distribution to the Company or pay the amount of any distribution for the account of the Company or to any creditor of the Company. Notwithstanding any provision of this Agreement to the contrary, a Member who receives a distribution from the Company shall have no liability to return any portion of such distribution after the expiration of three (3) years from the date of the distribution pursuant to Section 18-607(c) of the Act.

     6.11 Limitation on Distributions. Notwithstanding any provision to the contrary in this Agreement, the Company shall not be required to make a distribution to any Member on account of such Member’s interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

     6.12 Withholding. Any tax required to be withheld with respect to any Member under Section 1446 or other provisions of the Code, or under the law of any state or other jurisdiction, shall be treated for all purposes of this Agreement (i) as a distribution of cash to be charged against current or future distributions to which such Member would otherwise have been entitled, or (ii) if determined by the Manager in writing, as a demand loan to such Member bearing interest at a rate per annum equal to the rate of interest then announced by The Bank of New York as its prime commercial lending rate plus two hundred (200) basis points.

ARTICLE VII

TRANSFER OF INTERESTS

     7.1 Transfer of Interests In General.

          7.1.1 Conditions to Transfer. No Member shall be entitled to Transfer all or any part of such Member’s Membership Interest unless all of the following conditions have been met: (a) the Company shall have received a written notice of the proposed Transfer, setting forth the circumstances and details thereof; (b) except for Transfers specifically authorized by Section 7.2.1, the Company shall (at its option) have received a written opinion from counsel reasonably satisfactory to the Company, which in the case of a permitted Transfer contemplated by Section 7.2 shall be the Company’s counsel, in form and substance reasonably satisfactory to the Company, specifying the nature and circumstances of the proposed Transfer and any related transactions of which the proposed Transfer is a part, and based on such facts stating that the proposed Transfer and any related transactions will not be in violation of any of the registration provisions of the Securities Act, or any applicable state securities laws; (c) the Transfer will not result in the loss of any license or regulatory approval or exemption that has been obtained by the Company and is materially useful in the conduct of its business as then being conducted or proposed to be conducted; (d) the Transfer will not result in a material and adverse limitation or restriction on the operations of Charter HoldCo taken as a whole; (e) the Company is reimbursed upon request for its reasonable out-of-pocket expenses, except in the case of a permitted Transfer contemplated by Section 7.2, in connection with the Transfer; (f) if the Transfer to the proposed transferee is not otherwise specifically authorized by Section 7.2, the Transfer has been approved by the Manager, which consent may be given or withheld, conditioned or delayed as the Manager may determine in its sole discretion; (g) if the proposed transferee is not a Member or the Transfer to the proposed transferee is not otherwise specifically authorized by Section 7.2, the Transfer receives the Approval of the Members; (h) the Transfer will not cause the Company to be treated as a “publicly traded partnership” within the meaning of section 7704 of the Code, and (i) the Transfer will not cause the Company to be treated as an “investment company” within the meaning of section 3 of the Investment Company Act of 1940, as amended.

          7.1.2 Pledges. Notwithstanding anything to the contrary in Section 7.1, a Member may pledge, grant a security interest in or otherwise encumber all or a portion of its

Membership Interest, without compliance with Sections 7.1.1(f) and (g) but subject to the other provisions of Section 7.1, if prior thereto, the pledgee or secured party delivers to the Company a written agreement acknowledging receipt of a copy of this Agreement and unconditionally agreeing that any foreclosure of the pledge or security interest shall be treated as a Transfer of such Membership Interest to which all provisions of this Article VII apply.

          7.1.3 Invalid Transfers. To the fullest extent permitted by law, Transfers in violation of this Section 7.1 or in violation of any other provision of this Article VII or this Agreement shall be null and void ab initio and of no effect whatsoever.

     7.2 Certain Transfers. Subject to the provisions of Section 7.1 (except with respect to the Transfers described in Section 7.2.2), the Units may be Transferred under the following circumstances:

          7.2.1 Class A Preferred Units. Class A Preferred Units may not be transferred, except as expressly permitted under the CCI Exchange Agreement or to any Person controlled by AT&T Corp; provided, however, that (i) each such transferee must agree to be bound by the terms of this Agreement and other applicable equity documents (including the CCI Exchange Agreement), (ii) each such transferee must represent that it is an accredited investor and give such other investment representations and other undertakings as are customarily given by Persons acquiring securities in a private placement, and (iii) the Transfer to such transferee must be effected pursuant to an exemption from registration under applicable securities laws.

          7.2.2 Transfer to the Company or Paul G. Allen. Notwithstanding any provision to the contrary in this Agreement, Class A Preferred Units and Class B Units may be transferred to the Company, Paul G. Allen, or any of their Affiliates.

     7.3 Effective Date of Permitted Transfers. Any permitted Transfer of all or any portion of a Membership Interest shall be effective no earlier than the date following the date upon which the requirements of this Agreement have been met.

     7.4 Effect of Permitted Transfers. After the effective date of any Transfer of any part of a Membership Interest in accordance with this Agreement, the Membership Interest so transferred shall continue to be subject to the terms, provisions, and conditions of this Agreement and any further Transfers shall be required to comply with all of the terms, provisions, and conditions of this Agreement. Any transferee of all or any portion of a Membership Interest shall take subject to the restrictions on transfer imposed by this Agreement.

     7.5 Substitution of Members. Notwithstanding any provision to the contrary in this Agreement, a transferee of a Membership Interest shall not have the right to become a substitute Member until each of the following is true: (a) the requirements of Section 7.1.1 are satisfied; (b) such Person executes an instrument satisfactory to the Class B Members approving the transfer and to the Manager accepting and adopting the terms, provisions, and conditions of this Agreement, including without limitation Section 10.15 herein, with respect to the acquired Membership Interest; and (c) such Person pays any reasonable out-

of-pocket expenses of the Company in connection with such Person’s admission as a new Member. The admission of a substitute Member shall not result in the release of the Member who assigned the Membership Interest from any liability that such Member may have to the Company.

     7.6 Elections Under the Code. In the event of a Transfer of a Membership Interest in accordance with this Agreement, the Company, at the request of the party acquiring such transferred Membership Interest, shall elect, pursuant to Section 754 of the Code and any like provision of applicable state law, to adjust the basis of the Company property; each Member agrees to provide the Company with all information necessary to give effect to such election.

ARTICLE VIII

BOOKS AND RECORDS; ACCOUNTING; TAX MATTERS

     8.1 Books and Records. The Manager shall cause the books and records of the Company to be kept, and the financial position and the results of its operations to be recorded, in accordance with generally accepted accounting principles; provided, however, that the Manager may, to the extent appropriate under applicable tax and accounting principles, maintain separate and corresponding records for book and tax purposes. The books and records of the Company shall reflect all the Company transactions and shall be appropriate and adequate for the Company’s business.

     8.2 Delivery to Members and Inspection.

          8.2.1 Upon the request of any Member, the Manager shall make reasonably available to the requesting Member the Company’s books and records; provided, however, that the Manager shall have the right to keep confidential from the Members, for such period of time as the Manager deems reasonable, any information which the Manager reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Manager in good faith believes is not in the best interest of the Company or could damage the Company or its business or which the Company is required by law or by agreement with a third party to keep confidential.

          8.2.2 Any request, inspection, or copying of information by a Member under this Section 8.2 may be made by that Person or that Person’s agent or attorney.

     8.3 Financial Statements.

          8.3.1 General. The Manager shall provide any Member with such periodic operating and financial reports of the Company as such Member may from time to time reasonably request.

          8.3.2 Annual Report. The Manager shall cause annual audited financial statements to be sent to each Member holding more than one-tenth (1/10) of one percent (1%) of all outstanding Units not later than 90 days after the close of the calendar year. The report shall contain a balance sheet as of the end of the calendar year and an income statement and statement of cash flow for the calendar year. Such financial statements shall be prepared in accordance with generally accepted accounting principles consistently applied and be accompanied by the report thereon of the independent accountants engaged by the Company.

     8.4 Tax Returns. The Manager shall cause to be prepared information necessary for the preparation of the Members’ federal and state income tax and information returns, and for the computation of the Members’ estimated income tax payments. The Manager shall send or cause to be sent to each Member, or as soon as practicable following the end of each Fiscal Year, but in no event later than July 15, (i) such information as is necessary to complete such Member’s federal and state income tax or information returns, and (ii) a schedule setting forth each Member’s Capital Account balance as of the end of the most recent Fiscal Year. The Manager shall cause the income tax and information returns for the Company to be timely filed with the appropriate authorities. If a Member requests, the Company shall provide such Member with copies of the Company’s federal, state, and local income tax or information returns for that year, tax-related schedules, work papers, appraisals, and other documents as reasonably required by such Member in preparing its tax returns.

     8.5 Other Filings. The Manager also shall cause to be prepared and timely filed, with appropriate federal and state regulatory and administrative bodies, amendments to, or restatements of, the Certificate and all reports required to be filed by the Company with those entities under the Act or other then current applicable laws, rules, and regulations.

     8.6 Bank Accounts. The Manager shall maintain the funds of the Company in one or more separate bank accounts in the name of the Company, and shall not permit the funds of the Company to be commingled in any fashion with the funds of any other Person.

     8.7 Accounting Decisions and Reliance on Others. All decisions as to accounting matters, except as otherwise specifically set forth herein, shall be made by the Manager. The Manager may rely upon the advice of the Company’s accountants as to whether such decisions are in accordance with accounting methods followed for federal income tax purposes or financial accounting purposes (as applicable).

     8.8 Tax Matters.

          8.8.1 Taxation as Partnership. The Company shall be treated as a partnership for tax purposes. The Company shall avail itself of any election or procedure under the Code or the Regulations and under state and local tax law, including any “check-the-box” election, for purposes of having an entity classified as a partnership for tax purposes, and the Members shall cooperate with the Company in connection therewith and hereby authorize the Manager to take whatever actions and execute whatever documents are necessary or appropriate to effectuate the foregoing.

          8.8.2 Elections; Tax Matters Partner. Subject to the provisions of this Agreement, the Manager shall from time to time cause the Company to make such tax elections as it deems to be necessary or appropriate. The Members designate CCV as the “tax matters partner” (within the meaning of Code Section 6231(a)(7)) to represent the Company in connection with all examinations of the Company’s affairs by tax authorities, including without limitation resulting judicial and administrative proceedings, and shall expend Company funds for professional services and costs associated therewith.

ARTICLE IX

DISSOLUTION AND WINDING UP

     9.1 Dissolution. The Company shall be dissolved, its assets shall be disposed of, and its affairs shall be wound up on the first to occur of the following:

               (a) The entry of a decree of judicial dissolution pursuant to Section 18-802 of the Act; or

               (b) The Approval of the Members; provided, however, that the Company will not be dissolved or liquidated unless (x) such dissolution or liquidation can be accomplished in a manner that does not cause aggregate adverse tax or economic consequences to TCI Bresnan and TCID (taking into account any compensation to be provided to such entities) in excess of One Million Dollars ($1,000,000) or (y) the Company receives the written consent of such adversely affected entity.

     9.2 Winding Up. Upon the occurrence of any event specified in Section 9.1, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors. The Manager shall be responsible for overseeing the winding up and liquidation of the Company, shall take full account of the assets and liabilities of the Company, shall either cause its assets to be sold to any Person or distributed to a Member, and if sold, as promptly as is consistent with obtaining the fair market value thereof, shall cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed as provided in Section 9.5 herein. The Person(s) winding up the affairs of the Company shall give written notice of the commencement of winding up by mail to all known creditors and claimants whose addresses appear on the records of the Company. All actions and decisions required to be taken or made by such Person(s) under this Agreement shall be taken or made only with the consent of all such Person(s).

     9.3 Distributions in Kind. Any non-cash asset distributed to one or more Members shall first be valued at its fair market value to determine the gain or loss that would have been included in the amounts allocated pursuant to Article VI if such asset were sold for such value. Such gain or loss shall then be allocated pursuant to Article VI, and the Members’ Capital Accounts shall be adjusted to reflect such allocations. The amount distributed and charged to the Capital Account of each Member receiving an interest in such distributed asset shall be the fair market value of such interest (net of any liability secured by such asset that such Member assumes or takes subject to). Notwithstanding anything to the contrary in this Section 9.3, the Company shall not make distributions of non-cash assets to any Member who objects.

     9.4 Determination of Fair Market Value. For purposes of Section 9.2 and 9.3, the fair market value of each asset of the Company shall be determined by the Manager or, if a Member requests, by an independent, third-party appraiser experienced in the valuation of businesses such as the Company’s business, selected in good faith by the Members. The Company shall bear the costs of the appraisal.

     9.5 Order of Distributions Upon Liquidation. After determining that all known debts and liabilities of the Company in the process of winding up, including without limitation debts and liabilities to Members who are creditors of the Company, have been paid or adequately provided for, the remaining assets shall be distributed to the Members in the following order:

               (a) First, to Members having accrued and unpaid Priority Return as of the date of distribution, pro rata in accordance with the respective amounts of accrued and unpaid Priority Return, until each such Member shall have received an amount equal to such Member’s accrued and unpaid Priority Return as of such date; provided, however, that no distribution shall be made pursuant to this Section 9.5(a) that creates or increases a Capital Account deficit for any Member which exceeds such Member’s obligation deemed and actual to restore such deficit, determined as follows: Distributions shall first be determined tentatively pursuant to this Section 9.5(a) without regard to the Members’ Capital Accounts, and then the allocation provisions of Article VI shall be applied tentatively as if such tentative distributions had been made. If any Member shall thereby have a deficit Capital Account which exceeds his obligation (deemed or actual) to restore such deficit, the actual distribution to such Member pursuant to this Section 9.5(a) shall be equal to the tentative distribution to such Member less the amount of the excess to such Member; and

               (b) Second, to Members in accordance with their positive Capital Account balances, after taking into account income and loss allocations for the Company’s taxable year during which liquidation occurs.

     Such liquidating distributions shall be made by the end of the Company’s taxable year in which the Company is liquidated or, if later, within ninety (90) days after the date of such liquidation.

     9.6 Limitations on Payments Made in Dissolution. Each Member shall be entitled to look solely to the assets of the Company for the return of such Member’s positive Capital Account balance. Notwithstanding that the assets of the Company remaining after payment of or due provision for all debts, liabilities, and obligations of the Company may be insufficient to return the Capital Contributions or share of Net Profits reflected in such Member’s positive Capital Account balance, a Member shall have no recourse against the Company or any other Member.

     9.7 Certificate of Cancellation. Upon completion of the winding up of the affairs of the Company, the Manager, or other Person(s) winding up the affairs of the Company, shall cause to be filed in the office of, and on a form prescribed by, the Delaware Secretary of State, a certificate of cancellation.

     9.8 Termination. The Company shall terminate when all of the assets of the Company have been distributed in the manner provided for in this Article IX, and the certificate of cancellation is filed in accordance with Section 9.7.

     9.9 No Action for Dissolution. Except as expressly permitted in this Agreement, a Member shall not take any voluntary action that directly causes a dissolution of the Company.

ARTICLE X

MISCELLANEOUS

     10.1 Complete Agreement. This Agreement (including any schedules or exhibits hereto), any documents referred to herein or therein (the “Transaction Documents”), and the Certificate contain the entire understanding of the parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth or referred to herein or in the Transaction Documents. Except for the Transaction Documents, this Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter.

     10.2 Binding Effect. Subject to the provisions of this Agreement relating to transferability, this Agreement shall be binding upon and inure to the benefit of the Members, and their respective successors and assigns.

     10.3 Parties in Interest. Except as expressly provided in the Act, nothing in this Agreement shall confer any rights or remedies under or by reason of this Agreement on any Persons other than the Members and their respective successors and assigns nor shall anything in this Agreement relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third person any right of subrogation or action over or against any party to this Agreement.

     10.4 Pronouns; Statutory References. All pronouns and all variations thereof shall be deemed to refer to the masculine, feminine, or neuter, singular or plural, as the context in which they are used may require. Any reference to the Code, the Regulations, the Act, or other statutes or laws or any specific agreement shall include all amendments, modifications, or replacements of the specific sections and provisions concerned.

     10.5 Headings. All headings herein are inserted only for convenience and ease of reference and shall not be considered in the construction or interpretation of any provision of this Agreement.

     10.6 References to this Agreement. Numbered or lettered articles, sections, and subsections herein contained refer to articles, sections, and subsections of this Agreement unless otherwise expressly stated.

     10.7 Governing Law. This Agreement shall be enforced, governed by, and construed in accordance with the laws of the State of Delaware, regardless of the choice or conflict of laws provisions of Delaware or any other jurisdiction.

     10.8 Severability. If any provision of this Agreement or the application of such provision to any Person or circumstance shall be held invalid, the remainder of this

Agreement or the application of such provision to Persons or circumstances other than those to which it is held invalid shall not be affected thereby.

     10.9 Additional Documents and Acts. Each Member agrees to execute and deliver, from time to time, such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out, and perform all of the terms, provisions, and conditions of this Agreement and the transactions contemplated hereby.

     10.10 Notices. Any notice to be given or to be served upon the Company or any party hereto in connection with this Agreement shall be in writing (which may include facsimile) and shall be deemed to have been given and received when delivered to the address specified by the party to receive the notice. The respective address of each Member shall be as set forth on Schedule A attached hereto. Any party may, at any time by giving five (5) days’ prior written notice to the other parties, designate any other address in substitution of the foregoing address to which such notice shall be given.

     10.11 Amendments. Any amendment to this Agreement shall be adopted and be effective as an amendment hereto only upon the Approval of the Members; provided, however, that (a) prior to the Put Closing Date this Agreement may not be amended in a manner that is adverse to the Class A Members, without the approval of the Class A Members owning a majority of the Class A Preferred Units adversely affected , and (b) on or after the Put Closing Date this Agreement may not be amended in a manner that both (i) is adverse to the Class A Members and (ii) treats the Class A Members in a manner different than if the Class A Members were holding Class B Units instead of Class A Preferred Units at the time of such amendment, without the approval of the Class A Members owning a majority of the Class A Preferred Units adversely affected. Each Member hereby irrevocably constitutes and appoints the Manager as its true and lawful attorney-in-fact, in its name, place, and stead, to make, execute, acknowledge, and file any duly adopted amendment to or restatement of this Agreement (solely to the extent that such Member’s consent is not required under this Agreement). It is expressly intended by each Member that the power of attorney granted by the preceding sentence is coupled with an interest, shall be irrevocable, and shall survive and not be affected by the subsequent disability or incapacity of such Member (or if such Member is a corporation, partnership, trust, association, limited liability company or other legal entity, by the dissolution or termination thereof).

     10.12 No Interest in Company Property; Waiver of Action for Partition. No Member has any interest in specific property of the Company. Without limiting the foregoing, each Member irrevocably waives during the duration of the Company any right that such Member may have to maintain any action for partition with respect to the property of the Company.

     10.13 Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     10.14 Remedies Cumulative. The remedies under this Agreement are cumulative and shall not exclude any other remedies to which any Person may be lawfully entitled.

     10.15 Investment Representation. Each Member hereby represents to, and agrees with, the other Members and the Company that such Member is acquiring the Membership Interest for investment purposes for such Member’s own account only and not with a view to or for sale in connection with any distribution of all or any part of the Membership Interest. No other Person will have any direct or indirect beneficial interest in or right to the Membership Interest.

     IN WITNESS WHEREOF, the Members have executed this Agreement, effective as of the date first written above.

CCV Holdings, LLC

By:	/s/Curtis S. Shaw

Name:	Curtis S. Shaw
Title:	Senior Vice President

TCID of Michigan, Inc.
TCI Bresnan LLC

By:	Charter Communications, Inc., as an attorney-in-fact pursuant to Section 10.11 of the Existing LLC Agreement

	By:	/s/Curtis S. Shaw

	Name:	Curtis S. Shaw
	Title:	Senior Vice President

     Confirming its continuation as the Manager of the Company under and to the extent provided in Section 5.1.1 of this Agreement and approving the amendment of the Existing LLC Agreement by this Agreement:

Charter Communications, Inc.

By:	/s/Curtis S. Shaw

Name:	Curtis S. Shaw
Title:	Senior Vice President

SCHEDULE A

Member/Address; Number of Units; Initial Priority Capital; Capital Account

	Class A Preferred		Initial Priority
Member/Address	Units	Class B Units	Capital

CCV Holdings, LLC Charter Plaza12405 Powerscourt Drive St. Louis, Missouri 63131-3674 Attn: Chief Financial Officer		56,562,367*	0

TCID of Michigan, Inc. c/o AT&T Broadband & Internet Services 9197 South Peoria Street Englewood, Colorado 80112 Attn: Derek Chang	15,154,073		392,985,736

TCI Bresnan LLC c/o AT&T Broadband & Internet Services 9197 South Peoria Street Englewood, Colorado 80112 Attn: Derek Chang	9,119,870		236,502,670

*	Additional Class B Units to be determined by the Manager